UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

LITTLE SIOUX CORN PROCESSORS, L.L.C.

(Exact name of small business issuer as specified in its charter)

Iowa	0001229899	42-1510421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4808 F Ave.

Marcus, IA 51035

(Address of principal executive offices)

(712) 376-2800

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Extension of Letter of Intent between Akron Riverview Corn Processors, LLC and Fagen Engineering, LLC

Akron Riverview Corn Processors, LLC (“Akron”), a wholly-owned subsidiary of LSCP, LLLP which is itself a majority-owned subsidiary of the Registrant, signed a letter of intent in March 2007 with Fagen, Inc. (“Fagen”), pursuant to which Akron and Fagen anticipated entering into an agreement for Fagen’s design and construction of Akron’s proposed ethanol plant.  On November 15, 2007 Akron and Fagen entered into an amendment to the letter of intent to extend the term of the letter of intent to June 1, 2008 (the “Agreement”).  The effective date of the Agreement is November 9, 2007.  Prior to June 1, 2008, the basic size and design of the plant must be determined and mutually agreed upon by the parties; a specific site or sites must have been determined and mutually agreed upon by the parties; and at least 10% of the necessary equity for the project must be raised.  If these conditions are not met, the Agreement will terminate.  Either Akron or Fagen may terminate the Agreement if the parties have not entered into a design-build agreement or have executed all documents necessary to complete the project by June 1, 2008.  Moreover, if Akron has not issued a notice to proceed to Fagen by June 1, 2008, Fagen may terminate any design-build agreement the parties have entered into.  In addition to the extension of the term of the letter of intent, the Agreement also increased the contract price to $134,074,050, subject to deviations from Fagen’s standard design.  The contract price is also subject to changes based on corresponding changes to the Construction Cost Index (CCI) and a 0.50% surcharge for each calendar month that has passed between January 2007 and the month in which Akron issues a valid notice to proceed.  The total increase due to changes caused by the CCI and the 0.50% surcharge is limited to 7%.  The contract price, however, shall not be more than Fagen’s stated current price for 100 million gallon ethanol facilities on the date the notice to proceed is issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLE SIOUX CORN PROCESSORS, L.L.C.

Dated: November 20, 2007	By:	/s/ Stephen Roe
Stephen Roe, President and Chief Executive Officer